Exhibit 21

Subsidiaries of the Registrant

S-K Item 601 (21) – Subsidiaries of the Registrant

Artist to Market Distribution LLC, a Michigan LLC

Handleman – CE, Inc., a California Corporation

Handleman – CEG, Inc., a California Corporation

Handleman Canada, Inc., a Canadian Corporation

Handleman Category Management Company, a Michigan Corporation

Handleman Company of Canada, Limited, an Ontario Corporation

Handleman do Brasil Commercial Ltda.

Handleman Real Estate, LLC, a Michigan LLC

Handleman Services Company, a Michigan Corporation

Handleman – SVGD, Inc., a California Corporation

Handleman UK Limited, a United Kingdom Corporation

Hanley Advertising Company, a Michigan Corporation

REPS, L.L.C., a Michigan LLC

The itsy bitsy Entertainment Company, a Delaware Corporation